Exhibit 99.4

Christal Bemont Chief Executive Officer
Mission: Make data useful for all organizations Vision: Take the work out of working with data Purpose: Change the way the world makes decisions

Team Talend,

Moments ago, we announced a proposed acquisition in an all-cash transaction by Thoma Bravo, one of the world’s leading private equity firms focused on growing software and technology companies.

This announcement is the result of an intentional strategy to accelerate our business and benefit all stakeholders, including customers, partners, shareholders, and, importantly, all of you. In teaming with Thoma Bravo, we would become a privately-held company, which would give us far greater flexibility to focus on our strategic priorities and drive innovation. This is our opportunity to advance our vision as market disrupters and essential strategic solution providers to our customers and the broader data ecosystem.

Our ability to potentially advance down this optimal path was only possible thanks to your tenacity and dedication. I could not be prouder of the work you have all done over the past year to help us meet all our objectives. This next step in our evolution is a testament to your commitment to Talend and our customers.

We are excited about this proposed acquisition and thrilled that a firm of Thoma Bravo’s stature recognizes our success and the opportunities we have ahead to continue disrupting the market and transforming the way every organization uses data to make decisions. I want you all to know that in considering our path forward, it was imperative for us to select a partner aligned with our vision and culture – and we believe we have done just that. Thoma Bravo is made up of collaborative, authentic people who value world-class teams like ours.

Thoma Bravo has a successful 40-year track record of partnering with existing management teams of companies like ours, investing in product innovation and customer service, and driving long-term, sustainable growth. The firm brings directly relevant and value-enhancing cloud and data experience and has successfully acquired companies like Dynatrace, SailPoint, Ellie Mae, Barracuda Networks, and Sophos, among many others. Thoma Bravo shares our conviction that Talend is poised for tremendous long-term growth, and they have an impressive track record supporting growth-oriented companies like ours successfully transition their business.

In terms of the next steps, we hope to complete the transaction in the second half of 2021, subject to the satisfaction of certain conditions and approvals (including appropriate works council consultations). Until it is complete, we continue as a publicly traded company and it is very important for all of us to remain focused on our day-to-day responsibilities. While many decisions have yet to be worked out between now and then, it is important to keep in mind that this project is about a change in ownership – not a change in strategy.

To provide more detail and context regarding our agreement with Thoma Bravo, I will be hosting virtual town hall meetings today at 8:30 AM PT and 4:00 PM PT (accommodating employees in all time zones). We have posted an FAQ to atTalend to help answer some of your immediate questions. We have also prepared a number of support materials to help those sharing this great news with our valued customers and partners.

I want to thank each of you for helping to build Talend into the company it is today. The opportunity to take this next step in our evolution was made possible because Thoma Bravo recognizes our unique platform, strong customer relationships, and dedicated team. I hope you share my enthusiasm about Talend’s bright prospects. As always, please don’t hesitate to reach out to your manager with additional questions or to me directly.

All the best – Christal

Christal Bemont

CEO, Talend

T: 630.400.9835

cbemont@talend.com | www.talend.com

800 Bridge Parkway, Redwood City, California 94065, United States

talend

Executive Business Partner: Deanna Cassano

T: 630.945.3511

E: dcassano@talend.com

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”) by Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Parent will commence, or will cause to be filed, a tender offer for all of the outstanding shares, American Depositary Shares, and other outstanding equity interests of Talend. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Talend. It is also not a substitute for the tender offer materials that Parent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent will file tender offer materials on Schedule TO with the SEC, and Talend will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Talend’s investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s investors and security holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. TALEND’S INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR TALEND WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Talend and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.